Exhibit 3.21

CERTIFICATE OF INCORPORATION
OF
K-SEA CANADA HOLDINGS INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST:    The name of the corporation is K-Sea Canada Holdings Inc.

SECOND:               The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

FOURTH:              The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares.  All such shares are to be of common stock, par value $1.00 per share, and are to be of one class.

FIFTH:   The number of directors of the corporation shall be as from time to time specified in, or determined in the manner provided in, the bylaws of the corporation.  Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

SIXTH:   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, adopt, amend, alter and repeal the bylaws of the corporation, without any action on the part of the stockholders, except as applicable law or the bylaws of the corporation may provide otherwise.

SEVENTH:             No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended.  Any amendment, modification or repeal of this Article shall not adversely affect any limitation on the liability of a director existing at the time of such amendment, modification or repeal.

EIGHTH:                The corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

NINTH:  The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

TENTH: The name and mailing address of the incorporator is:

Name	Mailing Address
Sean T. Wheeler	910 Louisiana
Houston, Texas 77002

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

ELEVENTH:          The name and mailing address of the persons who are to serve as the initial directors of the corporation are:

Name	Mailing Address
Timothy J. Casey	3245 Richmond Terrace
Staten Island, New York 10303

John J. Nicola	3245 Richmond Terrace
Staten Island, New York 10303

Richard P. Falcinelli	3245 Richmond Terrace
Staten Island, New York 10303

Thomas M. Sullivan	3245 Richmond Terrace
Staten Island, New York 10303

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 20th day of September, 2005.

/s/ Sean T. Wheeler
Sean T. Wheeler
Incorporator